Filed Pursuant to Rule 424(b)(2)
Registration No. 333-130074
Prospectus Supplement to Prospectus dated December 1, 2005.
$3,250,000,000
The Goldman Sachs Group, Inc.
$750,000,000 5.000% Notes due 2011
$2,500,000,000 5.350% Notes due 2016

      The Goldman Sachs Group, Inc. will pay interest on the 5.000% Notes due 2011 and on the 5.350% Notes due 2016 on January 15 and July 15 of each year. The first payment will be made on July 15, 2006. If Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem either or both of the 5.000% Notes due 2011 and the 5.350% Notes due 2016 before their respective stated maturities at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per 5.000%		Per 5.350%
	Note due 2011	Total	Note due 2016	Total

Initial public offering price	99.786%	$748,395,000	99.931%	$2,498,275,000
Underwriting discount	0.350%	$2,625,000	0.450%	$11,250,000
Proceeds, before expenses, to Goldman Sachs	99.436%	$745,770,000	99.481%	$2,487,025,000
      The initial public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from January 17, 2006 and must be paid by the purchaser if the notes are delivered after January 17, 2006.

      The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on January 17, 2006.
      Goldman Sachs may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus is being used by them in a market-making transaction.
Goldman, Sachs & Co.

BNP PARIBAS Citigroup Daiwa Securities SMBC Europe ING Wholesale Banking Mellon Financial Markets, LLC Utendahl Capital Partners, L.P. Wells Fargo Securities	BNY Capital Markets, Inc. Commerzbank Corporates & Markets HVB Capital Markets JPMorgan SunTrust Robinson Humphrey Wachovia Securities The Williams Capital Group, L.P.

Prospectus Supplement dated January 9, 2006.

SPECIFIC TERMS OF THE NOTES
Please note that in this section entitled “Specific Terms of the Notes”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to “holders” mean The Depository Trust Company or its nominee and not indirect owners who own beneficial interests in notes through participants in The Depository Trust Company. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
      Each tranche of notes will be a separate series of senior debt securities issued under our senior debt indenture. References in this prospectus supplement to the “notes” mean both tranches of notes. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
Terms of the 5.000% Notes due 2011
      The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 5.000% Notes due 2011

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $750,000,000

•	Initial public offering price: 99.786% of the principal amount

•	Underwriting discount: 0.350% of the principal amount

•	Issue Date: January 17, 2006

•	Due date for principal: January 15, 2011

•	Interest rate: 5.000% annually

•	Date interest starts accruing: January 17, 2006

•	Due dates for interest: every January 15 and July 15

•	First due date for interest: July 15, 2006

•	Regular record dates for interest: every January 1 and July 1

•	Day Count: 30/360; we will calculate accrued interest on the basis of a 360-day year of twelve 30-day months.

•	Denomination: integral multiples of $1,000, subject to a minimum denomination of $2,000

•	Business day: Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

•	Defeasance: The notes are subject to defeasance and covenant defeasance by us.

•	Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under “— Payment of Additional Amounts”.

•	Redemption: We will not have the option to redeem the 5.000% Notes due 2011 before they mature, unless we become obligated to pay additional amounts on those notes because of changes in U.S. withholding tax requirements as described below under “— When We Can Redeem the Notes”.

•	Repayment at option of holder: none

Terms of the 5.350% Notes due 2016
      The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 5.350% Notes due 2016

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: $2,500,000,000

•	Initial public offering price: 99.931% of the principal amount

•	Underwriting discount: 0.450% of the principal amount

•	Issue Date: January 17, 2006

•	Due date for principal: January 15, 2016

•	Interest rate: 5.350% annually

•	Date interest starts accruing: January 17, 2006

•	Due dates for interest: every January 15 and July 15

•	First due date for interest: July 15, 2006

•	Regular record dates for interest: every January 1 and July 1

•	Day count: 30/360; we will calculate accrued interest on the basis of a 360-day year of twelve 30-day months.

•	Denomination: integral multiples of $1,000, subject to a minimum denomination of $2,000.

•	Business day: Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York.

•	Defeasance: The notes are subject to defeasance and covenant defeasance by us.

•	Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under “— Payment of Additional Amounts”.

•	Redemption: We will not have the option to redeem the 5.350% Notes due 2016 before they mature, unless we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described below under “— When We Can Redeem the Notes”.

•	Repayment at option of holder: none
Additional Information
About the Notes
Book-Entry Notes
      We will issue the notes only in book-entry form — i.e., as global notes registered in the name of The Depository Trust Company, New York, New York, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.
      Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

Payment of Additional Amounts
      We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to do so on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this subsection.
      We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term “United States alien” means any person who, for U.S. federal income tax purposes, is:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

•	a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.
      If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.
      Our obligation to pay additional amounts is subject to several important exceptions, however. We will not pay additional amounts for or on account of any of the following:

•	any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner — or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership — and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner — or the fiduciary, settlor, beneficiary or member — at any time, for U.S. federal income tax purposes:

—	is or was a citizen or resident or is or was treated as a resident of the United States;

—	is or was present in the United States;

—	is or was engaged in a trade or business in the United States;

—	has or had a permanent establishment in the United States;

—	is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

—	is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

—	is or was a “ten percent shareholder” of The Goldman Sachs Group, Inc.;

•	any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute, by regulation of the U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the notes;

•	any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (which term may include us) and would not be imposed if made by another paying agent;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the note to another paying agent in a Member State of the European Union; or

•	any combination of the taxes, assessments or other governmental charges described above.
In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for this purpose.
      When we refer to a “U.S. taxing authority” in the discussion of additional amounts above and in the discussion of redemption for tax reasons below, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the “United States”, we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.
      When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable as described above in respect of that payment.
When We Can Redeem the Notes
      We will not be permitted to redeem the 5.000% Notes due 2011 or the 5.350% Notes due 2016 before their respective stated maturities, except as described below. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.
      We will be entitled, at our option, to redeem the outstanding 5.000% Notes due 2011 in whole and not in part if at any time we become obligated to pay additional amounts on any of those notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after January 9, 2006.
      Similarly, we will be entitled, at our option, to redeem the outstanding 5.350% Notes due 2016 in whole and not in part if at any time we become obligated to pay additional amounts on any of those notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after January 9, 2006.
      If we redeem any notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date.
      If we become entitled to redeem the notes, we may do so at any time on a redemption date of our choice. The redemption dates for the 5.000% Notes due 2011 and the 5.350% Notes due 2016 could be different, or there could be a redemption for the notes of one maturity, but not for the notes of the other maturity. However, we must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.
      We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman, Sachs & Co. and Goldman Sachs International to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) proposing to invest in the notes.
      The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.
      The Goldman Sachs Group, Inc. and certain of its affiliates may each be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call a “plan”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective trusts, or under another available exemption. The assets of a plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation).
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

VALIDITY OF THE NOTES
      The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.
EXPERTS
      The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Goldman Sachs incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended November 26, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The historical income statement, balance sheet and common share data set forth in “Selected Financial Data” for each of the five fiscal years in the period ended November 26, 2004 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three months ended February 25, 2005 and for the three months ended February 27, 2004 incorporated by reference in this prospectus supplement, the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three and six months ended May 27, 2005 and for the three and six months ended May 28, 2004 incorporated by reference in this prospectus supplement and the unaudited condensed consolidated financial statements of Goldman Sachs as of and for the three and nine months ended August 26, 2005 and for the three and nine months ended August 27, 2004 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated March 22, 2005, June 21, 2005 and September 26, 2005 incorporated by reference herein state that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because the reports are not “reports” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITINGS
      The Goldman Sachs Group, Inc. and the underwriters for the offerings named below have entered into an underwriting agreement with respect to the 5.000% Notes due 2011 and the 5.350% Notes due 2016. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following tables.

	Principal Amount	Principal Amount
	of 5.000% Notes	of 5.350% Notes
Underwriters	due 2011	due 2016

Goldman, Sachs & Co.	$645,000,000	$2,150,000,000
BNP Paribas Securities Corp.	7,500,000	25,000,000
BNY Capital Markets, Inc.	7,500,000	25,000,000
Citigroup Global Markets Inc.	7,500,000	25,000,000
Commerzbank Capital Markets Corp.	7,500,000	25,000,000
Daiwa Securities SMBC Europe Limited	7,500,000	25,000,000
HVB Capital Markets, Inc.	7,500,000	25,000,000
ING Belgium N.V./S.A.	7,500,000	25,000,000
J.P. Morgan Securities Inc.	7,500,000	25,000,000
Mellon Financial Markets, LLC	7,500,000	25,000,000
SunTrust Capital Markets, Inc.	7,500,000	25,000,000
Utendahl Capital Partners, L.P.	7,500,000	25,000,000
Wachovia Capital Markets, LLC	7,500,000	25,000,000
Wells Fargo Securities, LLC	7,500,000	25,000,000
The Williams Capital Group, L.P.	7,500,000	25,000,000

Total	$750,000,000	$2,500,000,000

      5.000% Notes due 2011 sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any 5.000% Notes due 2011 sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.200% of the principal amount of the 5.000% Notes due 2011. Any such securities dealers may resell any 5.000% Notes due 2011 purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.100% of the principal amount of the 5.000% Notes due 2011. If all the 5.000% Notes due 2011 are not sold at the initial public offering price, the underwriters may change the initial public offering price and the other selling terms.
      5.350% Notes due 2016 sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any 5.350% Notes due 2016 sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.300% of the principal amount of 5.350% Notes due 2016. Any such securities dealers may resell any 5.350% Notes due 2016 purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the 5.350% Notes due 2016. If all 5.350% Notes due 2016 are not sold at such public offering price, the underwriters may change the offering price and the other selling terms.
      The underwriters intend to offer the notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

      The notes are new issues of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. and Goldman Sachs International that Goldman, Sachs & Co. and Goldman Sachs International intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co., Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.
      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
      None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.
      Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons if such offers or sales are made by or through National Association of Securities Dealers (the “NASD”) member broker-dealers registered with the U.S. Securities and Exchange Commission.
      Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
      In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by The Goldman Sachs Group, Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this section, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
      The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
      This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 for the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
      The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
      The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses for both series of notes, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $625,000.

      The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
      Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

$3,250,000,000
The Goldman Sachs
Group, Inc.
$750,000,000 5.000% Notes
due 2011
$2,500,000,000 5.350% Notes
due 2016

Goldman, Sachs & Co.
BNP PARIBAS
BNY Capital Markets, Inc.
Citigroup
Commerzbank Corporates & Markets
Daiwa Securities SMBC Europe
HVB Capital Markets
ING Wholesale Banking
JPMorgan
Mellon Financial Markets, LLC
SunTrust Robinson Humphrey
Utendahl Capital Partners, L.P.
Wachovia Securities
Wells Fargo Securities
The Williams Capital Group, L.P.